Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-207522

Pricing Term Sheet

Stanley Black & Decker, Inc.

Remarketing of

$345,000,000 Principal Amount of

1.622% Subordinated Notes due November 17, 2018

(the “Notes Remarketing”)

The information in this pricing term sheet relates to the Notes Remarketing and should be read together with (i) the preliminary prospectus supplement dated November 7, 2016 relating to the Notes Remarketing, including the documents incorporated by reference therein and (ii) the accompanying prospectus dated October 19, 2015, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207522. The information in this pricing term sheet supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

Issuer:	Stanley Black & Decker, Inc. (the “Company”)

Title of Securities:	1.622% Subordinated Notes due November 17, 2018 (the “Notes”)

Expected Ratings*:	Baa2 / A- / BBB+

Format:	SEC Registered

Remarketing Date:	November 7, 2016

Remarketing Settlement Date:	November 17, 2016 (T + 7)

Remarketed Amount:	$345,000,000

Remarketing Price:	100.000%

Reset Interest Rate:	1.622%

First Interest Payment Date after the Remarketing Settlement Date:	May 17, 2017

Interest Payment Dates:	May 17 and November 17 of each year

Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	854502 AE1 / US854502AE15

Benchmark Treasury:	0.750% due October 31, 2018

Benchmark Treasury Yield:	0.822%

Spread to Benchmark Treasury:	+ 80 bps

Remarketing Agents:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement, including a preliminary prospectus supplement dated November 7, 2016 and an accompanying prospectus dated October 19, 2015, with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-103, J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary prospectus supplement issued by the Company on November 7, 2016 relating to its prospectus dated October 19, 2015.

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